Exhibit 99.1

Media Contact: Alice Ferreira, 203-578-2610 acferreira@websterbank.com	Investor Contact: Terry Mangan, 203-578-2318 tmangan@websterbank.com

Webster Appoints James P. Bush to Board of Directors

WATERBURY, Conn., June 17, 2020 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, is pleased to announce the appointment of James P. Bush to its and Webster Bank’s board of directors. He will serve on the Risk Committee for both boards.

Mr. Bush, 62, most recently served as Senior Advisor to the Chairman and CEO at American Express Company before his retirement in 2018. Prior to that, he served as President of Global Network and International Consumer Services (GNICS), which includes consumer business outside the U.S. and all global bank partnerships in 130 countries and territories. Under his leadership, GNICS became one of the fastest growing divisions of American Express and earned eight consecutive J.D. Power & Associates awards for highest customer satisfaction among U.S. card companies.

During his years with American Express, Mr. Bush served in other operating and executive capacities of increasing responsibility including Chief Operating Officer of American Express Centurion Bank, Executive Vice President and General Manager for Strategic Alliances Group, Regional President for Japan/Asian Pacific/Australia and Singapore, Executive Vice President of U.S. Service Delivery, and Executive Vice President for World Service.

“Jim’s expertise in global service strategy and customer service innovation makes him a valuable addition to our board,” said John R. Ciulla, Chairman, President and CEO of Webster and Webster Financial Corporation. “His deep knowledge and understanding of dynamic consumer trends will be invaluable to us as we continue to deliver on the Webster vision.”

Mr. Bush holds a Bachelor of Science in Accounting from Rider College, where he is an inaugural member of the College of Business Administration Hall of Fame, and completed graduate studies in Business Administration (Finance) from DePaul University. He is a member of the Global Policy Forum at Penn State University; and is a member of the Board of Trustees of Rider University, Lawrenceville, New Jersey, and of the Valley Health System in Northern New Jersey. He also serves on the Board of Directors of American Express Global Business Travel Jersey Co. Ltd.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, National Association and its HSA Bank division. With $31.7 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 157 banking centers and 308 ATMs. Webster also provides mobile and online banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.